Exhibit 99.1

TBS International and Banks Agree to Amend Credit Facilities and Waive All Defaults; Key Management Commits to Provide New Equity

DUBLIN, IRELAND — January 31, 2011 — TBS International plc (NASDAQ: TBSI) (the “Company”) announced today that it has entered into amendments to its credit facilities with all of its lenders, including AIG Commercial Equipment, Commerzbank AG, Berenberg Bank and Credit Suisse and syndicates led by Bank of America, N.A., The Royal Bank of Scotland plc and DVB Group Merchant Bank (the “Credit Facilities”).  The amendments restructure the Company’s debt obligations by revising the principal repayment schedules under the Credit Facilities, waiving any existing defaults, revising the financial covenants, including covenants related to the Company’s consolidated leverage ratio, consolidated interest coverage ratio and minimum cash balance, and modifying other terms of the Credit Facilities.

As part of the amendments, Messrs. Joe Royce, the Company’s President and Chief Executive Officer and the Chairman of the Board, Gregg McNelis, the Company’s Senior Executive Vice President and Chief Operating Officer, and Larry Blatte, the Company’s Senior Executive Vice President, have committed to purchase a pro rata share of up to $10 million of a new series of preference shares.  The Company intends to file a registration statement in the near future with the Securities and Exchange Commission under which it will conduct a rights offering that will enable all holders of the Company’s ordinary shares at the close of business on the record date for the rights offering, who desire to purchase similar preference shares to make such purchases on the same terms and conditions.  You must be a holder of ordinary shares on the record date, which the Company expects will be Monday, February 7, 2011, in order to participate in the rights offering.

Ferdinand Lepere, Senior Executive Vice President and Chief Financial Officer commented, “I am very pleased that we were able to reach a consensus with 100% of our two dozen banks, spanning seven different loan facilities.  I would like to thank our lenders and all of the professionals who worked tirelessly to achieve this restructuring.  I believe TBS is now in a position to navigate the challenging global shipping market confronting us.”

The Company currently expects to be in compliance with all financial covenants and other terms of the amended Credit Facilities through maturity.  As a result of the amendments to the Credit Facilities, the Company intends to classify the long-term portion of the Company’s outstanding debt at December 31, 2010 as long-term debt in its consolidated balance sheet, thus remediating the uncertainty regarding TBS’s ability to fulfill its financial commitments as they become due, which uncertainty was the condition that raised substantial doubt about TBS’s ability to continue as a going concern.

This announcement shall not constitute an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful.  Any public offering of securities in the rights offering will be made by means of a prospectus that may be obtained from the Company and will contain detailed information about the Company and the offering.

For additional details, please refer to TBS’s Form 8-K to be filed with the Securities and Exchange Commission.

Forward-Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations.  Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•                  changes in demand for and pricing of the Company’s services, both of which are difficult to predict due to continuing economic uncertainty;

•                  the effect of a decline in vessel valuations;

•                  the Company’s ability to maintain financial ratios and comply with the financial covenants required by its credit facilities as amended;

•                  the Company’s ability to finance its operations and raise additional capital on commercially reasonable terms or at all;

•                  changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•                  actions taken by regulatory authorities;

•                  changes in trading patterns, which may significantly affect overall vessel tonnage requirements;

•                  changes in the typical seasonal variations in charter rates;

•                  volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;

•                  additional material declines or continued weakness in shipping rates;

•                  changes in general domestic and international political conditions;

•                  changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs;

•                  increases in the cost of the Company’s drydocking program or delays in its anticipated drydocking schedule;

•                  China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining multipurpose tweendeckers on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

•                  the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the Company’s jurisdiction of incorporation;

•                  Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and

•                  other factors that are described in the “Risk Factors” sections of the Company’s reports filed with the Securities and Exchange Commission.

About TBS International plc:

TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services, and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/ handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.  Visit our website at www.tbsship.com.

For more information, please contact:

Ferdinand V. Lepere

Senior Executive Vice President and Chief Financial Officer

TBS International plc

Tel. 914-961-1000

InvestorRequest@tbsship.com

Investor Relations / Media:

Nicolas Bornozis

Capital Link, Inc. New York

Tel. 1-212-661-7566

E-mail: tbs@capitallink.com